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                                  EXHIBIT 10.1





December 7,  2001



Mr. Thomas Meyer

1257 Glenwood Ave.

San Jose, CA 95125


         Re:      SEPARATION AGREEMENT AND RELEASE

Dear Tom:

         In accordance with our discussions, this letter sets forth the agreements we have reached regarding the termination of your employment with Corsair Communications, Inc. ("Corsair") and of your position as an officer and Director of Lightbridge, Inc. ("Lightbridge").

1.       RESIGNATION FROM OFFICER AND DIRECTOR POSITIONS.

         Effective January 31, 2002, you agree to resign from your positions as President and Chief Operating Officer and Director of Lightbridge and accept the position described in Section 2 below. From January 1, 2002 through January 31, 2002 you will devote your time to such matters as you and Ms. Pamela D.A. Reeve shall mutually agree upon.

2.       EMPLOYMENT STATUS FEBRUARY 1, 2002 TO FEBRUARY 15, 2002.

         Effective February 1, 2002, your status as an employee of Corsair and officer of Lightbridge will change. As of that date, and continuing until February 15, 2002, you agree to work in the capacity of Strategic Advisor on special projects on a full-time basis. You will report directly to Ms. Reeve and will devote your time to transitional matters related to your reassignment and such other matters as you and Ms. Reeve shall mutually agree upon. During this period, you will continue to be paid your current base salary and participate in the Company's benefit programs on the same basis as other similarly situated employees. No other compensation or bonuses of any kind will be paid for your services during this period.


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3.       TERMINATION OF EMPLOYMENT EFFECTIVE FEBRUARY 15, 2002.

         Effective February 15, 2002, your employment at Corsair and Lightbridge will be terminated and all your benefits will end. You will not be entitled to receive any bonuses for the 2001 or 2002 years.

4.       SEVERANCE PAY EFFECTIVE FEBRUARY 16, 2002 TO JUNE 30, 2002.

         Corsair will pay you severance pay (less required deductions) at your base rate of pay for the severance period from February 16, 2002 through June 30, 2002.

5.       STOCK OPTIONS.

         Your stock option grants will continue to vest in accordance with their terms until February 15, 2002, provided that you continue to be employed as set forth herein. Your rights concerning stock options continue to be governed by the terms of the applicable plans and agreements.

6.       PAYMENT FOR ACCRUED VACATION, COBRA NOTIFICATION AND SUBSIDY
         AND 401(K).

         On or before February 15, 2002, you will be paid for any accrued but unused vacation pay or paid time off, as the case may be.

         You will also be provided with COBRA notices and forms on or about that date in order for you have the option to elect the continuation of your group health, dental and vision insurance coverage after February 15, 2002. If you or any of your family members elect to continue COBRA coverage after February 15, 2002, Corsair will continue to pay the same share of premiums for such coverage (subject to annual rate adjustments) as if you were still an employee of Corsair through June 30, 2002. If you or any of your family members elect to continue this coverage after June 30, 2002, you will be responsible for all of the premium payments.

         Lightbridge will also provide for the vesting at the appropriate time under the 401(K) plan of the unvested company match to your 401(K) plan through the date of termination of your employment.

7.       CONFIDENTIALITY AGREEMENT.

         You agree and acknowledge that the attached Proprietary Information and Inventions Agreement which is incorporated herein by reference, remains in effect after the termination of your employment according to the terms set forth in that agreement.

8.       RETURN OF PROPERTY.

         On or before February 15, 2001, you will return to Corsair or Lightbridge all documents, tapes, notes and other information and materials (and all copies) in your possession which contain confidential information, whether relating to Corsair or Lightbridge or any of their respective customers. You will also return to Corsair or Lightbridge any credit cards, keys, and all other property


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of Corsair or Lightbridge, except that you may keep the personal computer that was provided to you by the companies.

9.       WAIVER AND RELEASE OF CLAIMS.

         In exchange for the continuation of your employment, the severance payments made under Section 4 above and other valuable consideration from Corsair or Lightbridge, the sufficiency of which is hereby acknowledged, on your own and that on behalf of your heirs, personal representatives, and assigns, you hereby voluntarily and irrevocably release, acquit and forever discharge Corsair and Lightbridge, and all of Corsair and Lightbridge's affiliated and related entities, and their officers, directors, agents, representatives, attorneys, servants, employees, predecessors, successors, and assigns from any and all claims, demands, liabilities, debts, judgments, damages, expenses, actions, causes of action or suits of any kind whatsoever which you or your heirs, personal representatives and assigns, and each of them, may have had or may now have, whether known or unknown, including, but not limited to, common law claims, statutory claims, claims for wages or earnings or benefits, claims for overtime, claims or causes of action under the Civil Rights Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the American with Disabilities Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Age Discrimination and Employment Act, the Equal Pay Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor code, the Worker Adjustment and Retraining Notification Act, tort law, contract law, plant closing laws, law of wrongful discharge, discrimination, harassment, fraud, misrepresentation, defamation, libel, emotional distress, breach of the implied covenant of good faith and fair dealing, any other federal, state or municipal statute or ordinance, and claims or causes of action under any other theory, which arise out of or are related in any way, directly or indirectly, with your employment by Corsair or Lightbridge or your termination of such employment. You acknowledge that through this Agreement you are receiving consideration from Corsair and Lightbridge beyond that to which you would otherwise be entitled.

10.       NON-DISPARAGEMENT, NON- SOLICITATION.

         Each party agrees not to make any negative or disparaging statements or comments about the other party, its affiliates and their related persons and entities, as the case may be, to any person, entity or organization.

         As long as I am employed or engaged by Corsair and/or Lightbridge and for the severance period, I shall not divert or attempt to divert from Lightbridge and/or Corsair the business or patronage of any of the clients, customers or accounts or prospective clients, customers or accounts that were served or solicited by me while employed by the Corsair or Lightbridge.


11.      OPPORTUNITY FOR LEGAL REVIEW.

         You have been advised by Corsair and Lightbridge to consult with an attorney prior to entering into this Agreement and you acknowledge that you have had full opportunity to do so. In entering into this Agreement, you acknowledge that you are not relying on any statement, representation or promise by Corsair or Lightbridge or any representative of Corsair or Lightbridge, which is not expressly set forth herein.


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12.      CONFIDENTIALITY.

         Each party agrees to keep the terms of this Agreement confidential and to disclose them to no one except, (i) in the case of Mr. Meyer, to members of his immediate family (who have agreed to be bound by the same confidentiality obligations as he is), (ii) in the case of the Corsair or Lightbridge, to their respective employees who have a need to know and who are bound by obligations of confidentiality, or (iii) as may be reasonably necessary for the purpose of obtaining professional advice, meeting legal reporting requirements, or pursuant to judicial process, court order or subpoena.

13.      MISCELLANEOUS.

              a. SEVERABILITY. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application, and to this end this Agreement is declared to be severable.

              b. WITHHOLDING. Compensation and benefits paid to you under this Agreement will be reduced by all federal, state, local and other withholdings or similar taxes as required by law.

              c. ARBITRATION. The parties will submit all controversies, claims and matters of difference in any way related to this Agreement, its performance or breach, to arbitration, according to the rules and practices of the American Arbitration Association from time to time in effect. Any awards in such arbitration shall be final and binding on all parties. The arbitrator shall allocate the costs of the arbitration in such manner, as she/he deems equitable. The arbitrator may require the reimbursement of all or a portion of the reasonable legal fees incurred by the prevailing party in the arbitration proceeding and any legal proceedings, which are taken to enforce the arbitral award. Any rights to trial by jury with respect to any claim or proceeding related to, or arising out of, this Agreement are waived by you and Corsair and Lightbridge; provided, however, that Corsair and Lightbridge each reserves the right to court enforcement of the attached agreement referenced in Section 7 above in accordance with the terms set forth therein.

              d. ENTIRE AGREEMENT; MODIFICATIONS. (i) This Agreement together with the Proprietary Information and Inventions Agreement attached is the entire agreement between the parties with respect to the matters covered hereby, and may be amended, modified, superseded or canceled, or its terms waived, only by a written instrument executed by each party or, in the case of a waiver, by the party waiving compliance. (ii) Failure of a party at any time to require performance of any provision of this Agreement will not affect the right at a later time to enforce the same. (iii) No waiver of a breach of this Agreement, whether by conduct or otherwise, in any one or more instances will be construed as a further or continuing waiver of the breach or of any other term of this Agreement. (iv) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

              e. APPLICABLE LAW. This Agreement will be construed under and governed by the laws of The Commonwealth of Massachusetts without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction.


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14.      REVIEW PERIOD.

         You acknowledge that you have been given 21 days to review and study this Agreement prior to its execution (although you may choose to voluntarily execute this Agreement earlier), and that you have the right to revoke this Agreement within 7 days following its execution. You acknowledge that you have had the opportunity and the time to discuss this Agreement with an attorney and that you have been encouraged to do so by Corsair and Lightbridge, and that no monies payable by Corsair or Lightbridge pursuant to the terms of this Agreement shall be disbursed to you until the expiration of the time limits prescribed in this paragraph. You acknowledge that you are executing this Agreement voluntarily, free from duress or any undue pressure or influence, and with full knowledge of its intent and terms.

15.      RE-EXECUTION AT TERMINATION.

         Upon the termination of your employment, you agree to execute this Agreement and Release again with a then current date.

         THIS AGREEMENT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS. You acknowledge that you have read and understand Section 1542 of the California Civil Code which reads: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." You expressly waive and relinquish all right and benefits under that section and under the law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims that you may have against Corsair or Lightbridge, their respective affiliates, and the entities and persons specified above.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

CORSAIR COMMUNICATIONS, INC.                Thomas Meyer


By: /s/ Pamela D.A. Reeve                   /s/ Thomas Meyer


LIGHTBRIDGE, INC.


By: /s/ Pamela D.A. Reeve